Exhibit 99.1

News Release

CORPORATION

7140 Office Circle

P.O. Box 15600

Evansville, IN  47716-0600

Fax:      (812) 962-5400

Investor Contact:	David Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Receives Suspension Notice from NYSE

EVANSVILLE, Ind. – November 10, 2008 – Accuride Corporation (NYSE:  ACW), received notice today that prior to market open on Wednesday, November 12, 2008, its stock would be suspended from trading on the New York Stock Exchange (NYSE).  The NYSE notes that Accuride’s suspension from trading is due to the fact the Company fell below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which the NYSE views as a minimum threshold for continued listing.

Accuride does not plan to appeal the suspension.  The Company anticipates being quoted on the Pink Sheet Electronic Quotation Service as soon as the NYSE suspends trading.  The Company noted that not being listed on the NYSE is not a default under the Company’s credit agreement.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com

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